Exhibit 99.1

FOR IMMEDIATE RELEASE
Waste Management Announces First Quarter Earnings Net Income Grows More Than 35 Percent and Income from Operations Margin Grows 170 Basis Points	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON — April 24, 2014— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended March 31, 2014. Revenues for the first quarter of 2014 were $3.40 billion compared with $3.34 billion for the same 2013 period. Net income (a) for the quarter was $228 million, or $0.49 per diluted share, compared with $168 million, or $0.36 per diluted share, for the first quarter of 2013. In the first quarter of 2013, adjusted net income was $186 million, or $0.40 per diluted share. (b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We saw continued and strong momentum in both yield and cost controls in the first quarter of 2014 that helped drive a more than 35% improvement in reported net income, and more than 22% growth in earnings per share when looking at first quarter 2013 adjusted results. We also saw an increase of 170 basis points in our reported income from operations margin, or 140 basis points when compared to our first quarter 2013 adjusted results. Our yield was 2.6%, the highest level since 2011 and the fourth consecutive quarter over 2.0%. We also achieved SG&A cost savings of $15 million compared to the first quarter of 2013. During the first quarter, our net cash provided by operations improved to $584 million, our capital expenditures were constant at $266 million, and we had $166 million of divestiture proceeds, all of which resulted in free cash flow of $484 million, our highest amount since 2008.” (b)

KEY HIGHLIGHTS FOR THE FIRST QUARTER 2014

•    Revenue increased by 1.8%, or $60 million; excluding a negative $17 million in foreign currency translation, revenue would have increased 2.3%.

•    Internal revenue growth from yield for collection and disposal operations was 2.6%.

•    Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 4.2%, up from 3.2% in the first quarter of 2013.

•    Internal revenue growth from volume was negative 1.8%, a 40 basis point sequential improvement from the fourth quarter of 2013.

•    Average recycling commodity prices were approximately 1.8% lower in the first quarter of 2014 compared with the prior year period. In total, recycling operations negatively affected earnings by less than $0.01 per diluted share when compared to the prior year period.

•    Operating expenses increased by $23 million compared to the prior year period. The majority of the increase relates to operating costs within acquired operations, primarily the Company’s Montreal acquisition. As a percent of revenue, operating expenses were 65.7% in the first quarter of 2014, as compared to 66.2% in the first quarter of 2013, an improvement of 50 basis points.

•    SG&A expenses improved by $15 million compared with the first quarter of 2013 and improved to 11.0% of revenue from 11.7% in the prior year period.

•    Net cash provided by operating activities was $584 million, an improvement of $7 million when compared to the first quarter of 2013, despite over $100 million in working capital headwinds from the payment of incentive compensation and the maturity of interest rate swaps related to a planned senior note issuance. Capital expenditures were $266 million. The Company had $166 million of divestiture proceeds in the quarter, primarily related to the sale of its China waste-to-energy joint venture.

•    Free cash flow increased $136 million to $484 million in the first quarter of 2014.(b)

•    The Company returned $174 million to shareholders in the form of dividends.

•    The effective tax rate was approximately 29.6%. This rate was lower compared to the prior year due to a non-cash adjustment to deferred taxes resulting from a change in state tax law. The net effect of the benefit was a positive $0.02 per diluted share in the first quarter when compared to the first quarter of 2013.

Steiner concluded, “We are on target through the first quarter and encouraged by the positive momentum in our business. At the beginning of the year, we gave guidance that our 2014 free cash flow would exceed $1.3 billion. With our strong first quarter, we now expect to generate between $1.4 billion and $1.5 billion of free cash flow. With respect to the other elements of our initial full-year guidance, it is difficult to predict underlying business trends in the first quarter due to winter seasonality. However, early April volumes indicate a normal seasonal upturn, but it is only three weeks. After we see the effect on results from our seasonality through the full second quarter, we will likely refine our full-year guidance to reflect any underlying business trends.” (b)

(a)    For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)    This press release includes adjusted net income and adjusted earnings per diluted share for the first quarter of 2013, which are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended, as well as a comparisons to first quarter of 2013 adjusted earnings per diluted share and adjusted income from operations margin. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2014 earnings per diluted share are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2014 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The Company defines free cash flow as:

•    Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses and other assets (net of cash divested).

The quantitative reconciliations of free cash flow for the quarter and adjusted first quarter of 2013 net income, earnings per diluted share, and income from operations margin to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the first quarter 2014 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 10543459 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, April 24, 2014 through 5:00 PM (Eastern) on Thursday, May 8, 2014. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 10543459.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2014 earnings per diluted share and earnings growth or improvement; 2014 free cash flow; second quarter of 2014 trends and results; future revisions to full-year guidance; and future results from pricing, capital discipline and cost control and reduction initiatives. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2014	2013
Operating revenues	$3,396	$3,336
Costs and expenses:
Operating	2,232	2,209
Selling, general and administrative	375	390
Depreciation and amortization	317	323
Restructuring	1	8
(Income) expense from divestitures, asset impairments and unusual items	2	4

	2,927	2,934

Income from operations	469	402

Other income (expense):
Interest expense	(122)	(122)
Interest income	1	1
Equity in net losses of unconsolidated entities	(9)	(8)
Other, net	(3)	(11)

	(133)	(140)

Income before income taxes	336	262
Provision for income taxes	99	86

Consolidated net income	237	176
Less: Net income attributable to noncontrolling interests	9	8

Net income attributable to Waste Management, Inc.	$228	$168

Basic earnings per common share	$0.49	$0.36

Diluted earnings per common share	$0.49	$0.36

Basic common shares outstanding	465.2	465.7

Diluted common shares outstanding	466.9	466.5

Cash dividends declared per common share	$0.375	$0.365

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended March 31,
	2014	2013
EPS Calculation:
Net income attributable to Waste Management, Inc.	$228	$168

Number of common shares outstanding at end of period	465.3	466.5
Effect of using weighted average common shares outstanding	(0.1)	(0.8)

Weighted average basic common shares outstanding	465.2	465.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.7	0.8

Weighted average diluted common shares outstanding	466.9	466.5

Basic earnings per common share	$0.49	$0.36

Diluted earnings per common share	$0.49	$0.36

(2)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$339	$58
Receivables, net	1,751	1,810
Other	445	631

Total current assets	2,535	2,499
Property and equipment, net	12,170	12,344
Goodwill	6,068	6,070
Other intangible assets, net	503	529
Other assets	1,166	1,161

Total assets	$22,442	$22,603

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,141	$2,288
Current portion of long-term debt	1,216	726

Total current liabilities	3,357	3,014
Long-term debt, less current portion	8,978	9,500
Other liabilities	4,068	4,087

Total liabilities	16,403	16,601

Equity:
Waste Management, Inc. stockholders’ equity	5,737	5,707
Noncontrolling interests	302	295

Total equity	6,039	6,002

Total liabilities and equity	$22,442	$22,603

(3)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Quarters Ended March 31,
	2014	2013
Cash flows from operating activities:
Consolidated net income	$237	$176
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	317	323
Other	41	53
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(11)	25

Net cash provided by operating activities	584	577

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(11)	(180)
Capital expenditures	(266)	(266)
Proceeds from divestitures of businesses and other assets (net of cash divested)	166	37
Investments in unconsolidated entities	(4)	(12)
Net receipts from restricted trust and escrow accounts, and other	(7)	—

Net cash used in investing activities	(122)	(421)

Cash flows from financing activities:
New borrowings	913	244
Debt repayments	(928)	(151)
Cash dividends	(174)	(170)
Exercise of common stock options	14	38
Other, net	(4)	(2)

Net cash used in financing activities	(179)	(41)

Effect of exchange rate changes on cash and cash equivalents	(2)	(2)

Increase in cash and cash equivalents	281	113
Cash and cash equivalents at beginning of period	58	194

Cash and cash equivalents at end of period	$339	$307

(4)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Operating Revenues by Lines of Business
Collection
Commercial	$846	$857	$840
Residential	635	652	645
Industrial	516	550	512
Other	77	73	58

Total Collection	2,074	2,132	2,055
Landfill	632	705	628
Transfer	306	332	300
Wheelabrator	230	211	205
Recycling	347	356	358
Other	387	392	378
Intercompany (a)	(580)	(628)	(588)

Operating revenues	$3,396	$3,500	$3,336

	Quarters Ended
	March 31, 2014		March 31, 2013
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$86	2.6%	$14	0.4%
Volume	(59)	-1.8%	(14)	-0.4%

Internal revenue growth	27	0.8%	—	0.0%
Acquisition	54	1.6%	44	1.3%
Divestitures	(4)	-0.1%	(1)	0.0%
Foreign currency translation	(17)	-0.5%	(2)	-0.1%

	$60	1.8%	$41	1.2%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$71	2.7%	$42	1.6%
Waste-to-energy disposal	—	0.0%	(5)	-4.6%

Collection and disposal	71	2.6%	37	1.4%
Recycling commodities	(14)	-4.0%	(40)	-11.5%
Electricity	27	37.5%	6	9.7%
Fuel surcharges and mandated fees	2	1.2%	11	7.2%

Total	$86	2.6%	$14	0.4%

	Quarters Ended March 31,
	2014	2013
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$584	$577
Capital expenditures	(266)	(266)
Proceeds from divestitures of businesses and other assets (net of cash divested)	166	37

Free cash flow	$484	$348

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Balance Sheet Data
Cash and cash equivalents	$339	$58	$307

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$10,194	$10,226	$10,009
Total equity	6,039	6,002	6,716

Total capital	$16,233	$16,228	$16,725

Debt-to-total capital	62.8%	63.0%	59.8%

Capitalized interest	$3	$4	$5

Acquisition Summary (a)
Gross annualized revenue acquired	$9	$21	$226

Total consideration	$10	$9	$217

Cash paid for acquisitions	$11	$26	$180

Other Operational Data
Internalization of waste, based on disposal costs	67.0%	67.6%	67.2%

Total landfill disposal volumes (tons in millions)	21.3	23.3	21.1
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.9	1.9

Total disposal volumes (tons in millions)	23.0	25.2	23.0

Active landfills	267	267	269

Landfills reporting volume	247	251	253

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$73.5	$84.3	$80.9
Asset retirement costs	9.9	2.8	14.6

Total landfill amortization expense (b) (c)	83.4	87.1	95.5
Accretion and other related expense	18.3	18.7	19.6

Landfill amortization, accretion and other related expense	$101.7	$105.8	$115.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended March 31, 2014 as compared to the quarter ended December 31, 2013 reflects a decrease in amortization expense of approximately $3.7 million, primarily due to changes in landfill estimates identified in both quarters and by a decrease in volumes primarily due to seasonality.
(c)	The quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013 reflects a decrease in amortization expense of approximately $12.1 million due to changes in landfill estimates identified in both quarters.

(6)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2014
	After-tax Amount	Per Share Amount
Net Income and Diluted EPS, as reported	$228	$0.49	(a)

	Quarter Ended March 31, 2013
	After- tax Amount	Tax (Expense) / Benefit	Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net Income and Diluted EPS, as reported	$168		$0.36
Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items (b)	13	2
Restructuring charges	5	3

	18		0.04

Net Income and Diluted EPS, as adjusted	$186		$0.40	(a)

	Scenario 1	Scenario 2
Full Year 2014 Free Cash Flow Reconciliation (c)
Net cash provided by operating activities	$2,475	$2,525
Capital expenditures	(1,250)	(1,300)
Proceeds from divestitures of businesses and other assets (net of cash divested)	175	275

	$1,400	$1,500

(a)	More than 22% growth in as-reported earnings per diluted share in the first quarter of 2014 over adjusted earnings per diluted share in first quarter of 2013.
(b)	Includes impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Other, net” financial caption, as well as net charges in the “Asset Impairments and Unusual Items” financial caption.
(c)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2014. The amounts used in the reconciliations are subject to many variables, some of which are not under our control, and are not necessarily representative or indicative of full year results.

(7)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended March 31, 2014
	Amount		As a % of Revenues
Income from Operations as a percent of Revenues and Operating EBITDA as a percent of Revenues
Operating revenues, as reported	$3,396
Income from operations, as reported	469	(a)	13.8	%(a)
Depreciation and amortization	317

Operating EBITDA and Operating EBITDA as a percent of Revenues, as reported	$786	(b)	23.1	%(b)

	Quarter Ended March 31, 2013
	Amount		As a % of Revenues
Adjusted Income from Operations as a percent of Revenues and Adjusted Operating EBITDA as a percent of Revenues
Operating revenues, as reported	$3,336
Income from operations, as reported	402
Adjustments to Income from operations:
Asset impairments and unusual items	4
Restructuring charges	8

	12

Income from operations, as adjusted	414	(a)	12.4	%(a)
Depreciation and amortization	323

Adjusted Operating EBITDA and Adjusted Operating EBITDA as a percent of Revenues	$737	(b)	22.1	%(b)

(a)	Income from operations for the first quarter of 2014 increased $55 million, or more than 13%, and income from operations as a percent of revenues increased 140 basis points, in each case as compared with adjusted results for the same period prior year.
(b)	Operating EBITDA for the first quarter of 2014 grew $49 million, or 6.6%, and operating EBITDA as a percent of revenues increased 100 basis points, in each case as compared with adjusted results for the same period prior year.

The Company defines Operating EBITDA as income from operations before depreciation and amortization, and the Company’s Adjusted Operating EBITDA for the first quarter of 2013 excludes the items noted above. This measure may not be comparable to similarly titled measures reported by other companies. Management uses Operating EBITDA as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Management believes Adjusted Operating EBITDA is helpful to investors evaluating the Company’s operating performance because certain non-cash costs and other items that management believes are not representative of our performance or indicative of our results of operations are excluded. Operating EBITDA and Adjusted Operating EBITDA are supplemental non-GAAP measures and should not be considered an alternative to net income, income from operations, or net cash provided by operating activities.

(8)